Exhibit 11 - Computation of Earnings per Share



                                Three months ended         Six Months ended
                                      June 30,                   June 30,
                               --------------------      -------------------
                                2001         2000          2001        2000
                               --------------------      -------------------
Weighted average number of
  common shares outstanding
  used in basic earnings per
  common share calculation    3,745,151  3,881,190    3,733,951    3,939,614
Net dilutive effect of:
 Options                        219,121    114,259      217,913      114,612
 Restricted stock awards            585      1,881          660        2,584
                             ---------- ---------- ------------ ------------
Weighted average number of
 shares outstanding
 adjusted for effect of
 dilutive securities          3,964,857  3,997,330    3,952,524    4,056,810
                             ========== ========== ============ ============

Income available to common
  shareholders              $ 1,272,119  1,880,139    2,863,027    3,409,853
Basic earnings per
  common share              $      0.34       0.48         0.77         0.87
Diluted earnings per common
  share                     $      0.32       0.47         0.72         0.84

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